Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "OSAGE EXPLORATION AND DEVELOPMENT, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JUNE, A.D. 2007, AT 6:48 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4369567 8100

070701679

AUTHENTICATION: 5760774

DATE: 06-14-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 06/12/2007
FILED 06:48 PM 06/12/2007
SRV 070701679 - 4369567 FILE

CERTIFICATE OF INCORPORATION
OF
OSAGE EXPLORATION AND DEVELOPMENT, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

Article I

The name of the corporation is Osage Exploration and Development, Inc.

Article II

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

The total number of shares of stock which the corporation shall have authority to issue is two hundred million (200,000,000), of which one hundred ninety million (190,000,000) shall be considered as Common Stock with a par value of $.0001 and ten million (10,000,000) shall be considered as Preferred Stock with a par value of $.0001.

Article V

The incorporator of the corporation is Curt C. Barwick, whose mailing address is 15 Enterprise, Suite 360, Aliso Viejo, California 92656.

Article VI

Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

Article VII

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

Article VIII

The corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

Article IX

A director of the corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article X

The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the person who is to serve as the initial director of the corporation until the first meeting of stockholders of the corporation, or until his successor is elected and qualified, is Kim Bradford, 888 Prospect Street, Suite 210, La Jolla, CA 92037.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 12th day of June, 2007.

Curt C. Barwick